PRICING SUPPLEMENT NO. MP-4                     FILED PURSUANT TO RULE 424(b)(2)
DATED MARCH 13, 2007                                 REGISTRATION NO. 333-106040
TO PROSPECTUS DATED JULY 24, 2006
AND PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2006


                       AMERICAN INTERNATIONAL GROUP, INC.
    FLOATING RATE MEDIUM-TERM NOTES, SERIES MP, MATCHED INVESTMENT PROGRAM,
                               DUE MARCH 20, 2012


Principal Amount:  U.S.$300,000,000                           Original Issue Date: March 20, 2007
Agents' Discount or Commission:  U.S.$750,000                 Stated Maturity:  March 20, 2012
Net Proceeds to Issuer:  U.S.$299,250,000                     Interest Rate:  3 Month Libor + 10 bps
Form:  [ x  ] Book Entry  [    ] Certificated                 CUSIP No.:  02687QBK3
Specified Currency (If other than U.S. dollars):  N/A         Authorized Denominations (If other than
                                                              U.S.$1,000 and integral multiples of
                                                              U.S.$1,000 in excess thereof):  N/A

The notes are being placed through or purchased by the Agents listed below:

Goldman Sachs &Co.                            U.S.$120,000,000           Capacity:       [   ] Agent       [ x ] Principal

Greenwich Capital Markets, Inc.               U.S.$120,000,000           Capacity:       [   ] Agent       [ x ] Principal

Daiwa Securities SMBC Europe Ltd              U.S.$ 20,010,000           Capacity:       [   ] Agent       [ x ] Principal

Mitsubishi UFJ Securities International plc   U.S.$ 19,980,000           Capacity:       [   ] Agent       [ x ] Principal

Mizuho Securities (USA) Inc.                  U.S.$ 20,010,000           Capacity:       [   ] Agent       [ x ] Principal

If as Agent:      The notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Principal:  [ ]   The notes are being offered at varying prices related to
                        prevailing market prices at the time of resale.
                  [x]   The notes are being offered at a fixed initial public
                        offering price of 100% of principal amount.


Initial Interest Rate:     To be determined on March 17, 2007
Interest Reset Dates:      Quarterly on each March 20, June 20,
                           September 20 and December 20
Interest Payment           Quarterly on each March 20, June 20,            INTEREST RATE BASIS OR BASES:
Dates:                     September 20 and December 20, commencing on     [ ] CD Rate
                           June 20, 2007                                   [ ] CMT Rate
Regular Record Dates:      15 calendar days prior to each Interest             [ ] CMT Moneyline Telerate Page
                           Payment Date                                            7051
                                                                               [ ] CMT Moneyline Telerate Page
                                                                                   7052
Spread (+/-):  + 10 bps                                                            [ ] One-Week Average Yield
Spread Multiplier:  N/A                                                            [ ] One-Month Average Yield
Maximum Interest Rate:  N/A                                                [ ] Commercial Paper Rate
Minimum Interest Rate:  N/A                                                [ ] Eleventh District Cost of Funds
                                                                               Rate
Index Maturity:  3 Months                                                  [ ] Federal Funds Open Rate
                                                                           [ ] Federal Funds Rate
INTEREST CALCULATION:                                                      [x] LIBOR
[x] Regular Floating Rate Note                                                 [ ] LIBOR Reuters
[ ] Floating Rate/Fixed Rate Note                                              [x] LIBOR Moneyline Telerate
        Fixed Rate Commencement Date:                                      [ ] Prime Rate
        Fixed Interest Rate:                                               [ ] Treasury Rate
[ ] Inverse Floating Rate Note                                             [ ] Other_________________
        Fixed Interest Rate:

Redemption Provisions:
     [x]  The notes cannot be redeemed prior to the Stated Maturity.
     [ ]  The notes may be redeemed prior to the Stated Maturity.
          Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___%

Optional Repayment Provisions:
     [x] The notes cannot be repaid prior to the Stated Maturity.
     [ ] The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
          Optional Repayment Date(s):

Use of Proceeds: We intend to use the net proceeds from the sale of the notes to fund the AIG Matched Investment Program, American
                 International Group, Inc.'s principal spread-based investment activity.

Other Provisions:

     Calculation Agent: The Bank of New York


We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $2.7 billion aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.


                             -----------------------



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED IF THE PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR THIS PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.